Exhibit T3B

11/16/06

AMENDED AND RESTATED BY-LAWS

OF

KINNEY DRUGS, INC.

(A New York Corporation)

ARTICLE 1

Shareholders’ Meetings

Section 1.      Annual Meeting.  The Annual Meeting of the shareholders for the election of directors and the transaction of such other business as may properly come before it shall be held at the principal office of the Corporation in the Village of Gouverneur, State of New York or at such place, within or without the State of New York, as shall be set forth in the notice of meeting.  The meeting shall be held in April of each year on the date and at the time fixed by the Board of Directors from time to time.  The Secretary shall give personally or by mail, not less than ten (10) days nor more than fifty (50) days before the date of the meeting, to each shareholder entitled to vote at such meeting, written notice stating the place, date and hour of the meeting.  If mailed, the notice shall be addressed to the shareholder at his or her address as it appears on the record of shareholders of the Corporation unless he or she shall have filed with the Secretary of the Corporation a written request that notices intended for him or her to be mailed to a different address designated in the request.  Any notice of meeting may be waived by a shareholder by submitting a signed waiver either before or after the meeting or by attendance at the meeting.

Section 2.      Special Meeting.  Special Meetings of shareholders other than those regulated by statute may be called at any time by a majority of the directors, the Chairman or the Chief Executive Officer.  Written notice of such meetings stating the place, within or without the State of New York, the date and the hour of the meeting, the purpose or purposes for which it is called, and the name of the person by whom or at whose direction the meeting is called shall be given not less than ten (10) nor more than fifty (50) days before the date set for the meeting.  The notice shall be given to each shareholder of record in the same manner as notice of the Annual Meeting.  No business other than that specified in the notice of meeting shall be transacted at any such special meeting.  Notice of special meeting may be waived by submitting a signed waiver or by attendance at the meeting.

Section 3.      Quorum.  The presence, in person or by proxy, of the holder of a majority of the outstanding shares entitled to vote thereat shall be necessary to constitute a quorum for the transaction of business at all meetings of shareholders, except at special meetings for the election of directors held pursuant to Section 603 of the Business Corporation Law of the State of New York.  If, however, such quorum shall not be present or represented at any meeting of the shareholders, the shareholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting to a future date at which a quorum shall be present or represented.  At such adjourned meeting, any business may be transacted which might have been transacted at the meeting as originally called.

Section 4.      Record Date.  The directors may fix, in advance, a date not less than ten (10) nor more than fifty (50) days prior to the date of any meeting of the shareholders or prior to the last day on which the consent or dissent of or action by the shareholders may be effectively expressed for any purpose without a meeting, as the record date for the determination of shareholders.

Section 5.      Voting.  A shareholder entitled to vote at a meeting may vote at such meeting in person or by proxy.  Except as otherwise provided by law or the Certificate of Incorporation, every shareholder shall be entitled to one vote for each share standing in his or her name on the record of shareholders.  Except as herein or in the Certificate of Incorporation otherwise provided, all corporate action shall be determined by vote of a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon.

Section 6.      Proxies.  Every proxy must be dated and signed by the shareholder or by his or her attorney-in-fact.  No proxy shall be valid after the expiration of eleven (11) months from the date of its execution unless otherwise provided therein.  Every proxy shall be revocable at the pleasure of the shareholder executing it, except where an irrevocable proxy is permitted by statute.

Section 7.      Action Without a Meeting.  Any action that may be authorized or taken at a meeting of the shareholders may be authorized or taken without a meeting in a writing or writings signed by all of the shareholders entitled to vote on such matter, which writing or writings shall be filed with or entered upon the records of the Corporation.

ARTICLE II

Directors

Section 1.      Classification of Board.  The Board of Directors shall consist of not less than five (5) nor more than thirteen (13) members, the number of which shall be fixed by the Board of Directors prior to each annual meeting of shareholders, and who shall be divided into three (3) classes in respect of Term of Office, each class to contain as near as may be one-third of the whole number of the Board.  Of the first class of Board of Directors, the members of one class shall serve until the Annual Meeting of Shareholders held in the year following their election, the members of the second class shall serve until the Annual Meeting of Shareholders held two (2) years following their election and the members of the third class shall serve until the Annual Meeting of Shareholders held three (3) years following their election; provided, however, that in each case directors shall continue to serve until their successors shall be elected and shall qualify.  At each Annual Meeting of Shareholders following election of the first Board of Directors, one class of directors shall be elected to serve until the Annual Meeting of

Shareholders held three (3) years next following and until their successors shall be elected and shall qualify.  Each director shall be a shareholder of the Corporation.

Section 2.      Manner of Election.  The directors shall be elected at the Annual Meeting of Shareholders by a plurality of votes cast except as otherwise prescribed by statute.

Section 3.      Term of Office/Qualification.  The term of office of each director shall be as specified in Section 1 hereof and until his or her successor has been duly elected and has qualified, provided, however, no director shall serve on the Board of Directors after attaining 70 years of age.

Section 4.      Duties and Powers.  The Board of Directors shall have control and management of the affairs and business of the Corporation.  The directors shall in all cases act as a Board, regularly convened, and, in the transaction of business, the act of a majority present at a meeting, except as otherwise provided by law or the Certificate of Incorporation, shall be the act of the Board, provided a quorum is present.  The directors may adopt such rules and regulations for the conduct of their meetings and the management of the Corporation as they may deem proper, not inconsistent with these By-Laws.

Section 5.      Meetings.  The Board of Directors shall meet for the election or appointment of officers and for the transaction of any other business as soon as practicable after the adjournment of the annual meeting of shareholders, and other regular meetings of the Board shall be held at such times as the Board may, from time to time, determine.

Special meetings of the Board of Directors may be called by the Chairman or the Chief Executive Officer at any time, and he or she must, upon the written request of any two (2) directors, call a special meeting to be held no more than seven (7) days after the receipt of such request.

Section 6.      Notice of Meetings.  No notice need be given of any regular meeting of the Board.  Notice of special meetings shall be served upon each director, in person or by mail, addressed to him or her at his or her last known post office address, at least two (2) days prior to the date of such meeting, specifying the time and place of the meeting and the business to be transacted thereat.  At any meeting at which all of the directors shall be present, although held without notice, any business may be transacted which might have been transacted if the meeting had been duly called.

Section 7.      Place of Meeting.  The Board of Directors may hold its meeting, within or without the State of New York, at such place as may be designated in the notice of any such meeting.

Section 8.      Quorum.  At any such meeting of the Board of Directors, the presence of a majority of the Board shall be necessary to constitute a quorum for the transaction of business.  However, should a quorum not be present, a majority of the directors present may adjourn the meeting to some future time, not more than ten (10) days later.  Any one or more members of the Board, or any committee thereof, may participate in a meeting of the Board, or such committee, by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time.  Participation by such means shall constitute presence in person at a meeting.

Section 9.      Voting.  At all meetings of the Board of Directors, each director shall have one (1) vote, irrespective of the number of shares held.  Except as herein provided, the act of the Board of Directors, at a meeting duly assembled, shall be by a vote of a majority of the directors present at the time of the vote, a quorum being present at such time.

Section 10.      Action Without a Meeting.  Any action which may be authorized or taken at a meeting of the Board of Directors may be authorized or taken without a meeting in a writing or writings signed by all of the directors, which writing or writings shall be filed with or entered upon the records of the Corporation.

Section 11.      Compensation.  Each director shall be entitled to receive for attendance at each meeting of the Board or of any duly constituted committee thereof which he or she attends such fee as is fixed by the Board.

Section 12.      Vacancies.  Any vacancy occurring in the Board of Directors by death, resignation or otherwise may be filled by a majority vote of the remaining directors at a regular or special meeting, which shall be called for that purpose after the occurrence of the vacancy.  The director thus chosen shall hold office until the next meeting of shareholders at which directors are elected and until his or her successor has been elected and qualified.

Section 13.      Removal of Directors.  No director may be removed from his or her office, as a director, by vote or other action of shareholders or the Board of Directors, except for cause.

Section 14.      Resignation.  Any director may resign his or her office at any time, such resignation to be made in writing and to take effect immediately, without acceptance.

Section 15.      Committees.  The Board of Directors shall have the following standing Committees:  Nominating Committee; Pension Plan/Investment Committee; Audit Committee and Compensation Committee.  Such standing Committees shall consist of three (3) or more Directors.  The members of the Nominating Committee shall be recommended by the Chairman and approved by the Board of Directors.  Members of the Pension Plan/Investment Committee; Audit Committee and Compensation Committee shall be recommended by the Nominating Committee and approved by the Board.  The chairman of each Committee shall be appointed by the members of each Committee.

An act or authorization by any such Committee within the authority delegated to it shall be effective for all purposes as the act or authorization of the Board of Directors, with the exception of any authority the delegation of which is prohibited by Section 712 of the New York Business Corporation Law.

The authority granted to each of the standing Committees shall be as follows:

A.           The Nominating Committee is authorized and empowered to approve Director nominees to be voted upon by the full Board of Directors, to recommend to the Board of Directors Committee assignments in consultation with the Chairman of the Board of the Corporation, to review and make recommendations on the composition of the Board of Directors and to provide Board orientation for new members of the Board of Directors.

B.           The Pension Plan/Investment Committee is authorized and empowered to perform the functions and duties of Plan Administrator of the Kinney Drugs, Inc. Pension Plan, including establishing and overseeing the investment policies of the Kinney Drugs, Inc. Pension Plan.

C.           The Compensation Committee shall consist of Directors who are not employees of the Corporation.  However, the Chairman, President and/or Chief Executive Officer of the Corporation may be present at meetings of the Compensation Committee but shall not have a vote on matters brought before the Committee.  The Compensation Committee is authorized and empowered to set annual base salaries and year-end bonuses for officers of the Corporation, to recommend to the Board of Directors contractual arrangements for officers of the Corporation and to execute the authority granted to it under the 2003 Kinney Drugs, Inc. Employee Holiday Stock Bonus Plan, and in furtherance thereof to grant stock bonuses in accordance with the terms of said Plan.  The Compensation Committee shall also be responsible for managing the Corporation’s succession planning process as it relates to senior officers of the Corporation.

D.           The Audit Committee shall consist of Directors who are not employees of the Corporation.  The Audit Committee is authorized and empowered to provide assistance to the Board of Directors in the oversight of management and the Corporation’s independent auditors in respect of corporate accounting and financial reporting practices, including the Corporation’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the Corporation’s internal audit function and the performance of the Corporation’s independent auditors, and to perform the function of an audit committee as contemplated by the recommendations and pronouncements of the American Institute of Certified Public Accountants.

E.           The ESOP/401(k) Plan Committee is authorized and empowered to oversee the Kinney Drugs, Inc. Employee Stock Ownership and 401(k) Plan, including all dealings with the third party plan administrator selected by the Corporation to aid in the administration of the Plan, provided, however, that the ESOP/401(k) Plan Committee shall not be delegated the responsibility of Plan Administrator of the Kinney Drugs, Inc. Employee Stock Ownership and 401(k) Plan, which responsibility will remain with the Board of Directors.

ARTICLE III

Officers

Section 1.      Officers and Qualifications.  The officers of the Corporation shall be a Chairman, a Chief Executive Office, a President, a Chief Operating Officer, one or more Vice

Presidents, a Secretary, a Treasurer and such other officers as the Board of Directors may determine.  Any two offices may be held by the same person.

Section 2.      Election.  All officers of the Corporation shall be elected annually by the Board of Directors at its meeting held immediately after the annual meeting of shareholders.

Section 3.      Term of Office.  All officers shall hold office until their successors have been duly elected and have qualified, or until removed as hereinafter provided.

Section 4.      Removal of Officers.  Any officer may be removed, either with or without cause, by the vote of a majority of the Board of Directors.

Section 5.      Duties of Officers.  The duties and powers of the officers of the Corporation shall be as follows and as shall hereafter be set by resolution of the Board of Directors:

A.           Chairman.  The Chairman shall preside at all meetings of the Board of Directors.  He or she shall also preside at all meetings of the shareholders.

B.           Chief Executive Officer.

(i)           The Chief Executive Officer shall, subject to the direction of the Board of Directors, have general supervision, direction and control of the business, affairs and officers of the Corporation.  The Chief Executive Officer shall have any other powers and duties that are prescribed by the Board of Directors and shall be primarily responsible for carrying out all of the orders and resolutions of the Board.

(ii)           The Chief Executive Officer shall report on the condition of the business of the Corporation and shall appoint, discharge and fix the compensation of all employees of the Corporation other than officers of the Corporation.

(iii)           The Chief Executive Officer shall sign and execute all contracts in the name of the Corporation and all notes, drafts or other orders for the payment of money.

(iv)           The Chief Executive Officer shall cause all books, reports, statements and certificates to be properly kept and filed as required by law.

(v)           The Chief Executive Officer shall enforce these By-Laws and perform all duties incident to his or her office and which are required by law.

C.           President.  The President shall report to the Chief Executive Officer of the Corporation and shall have such powers and perform such duties as may be assigned by the Board of Directors or the Chief Executive Officer.

D.           Chief Operating Officer.  Subject to the direction of the Board of Directors and Chief Executive Officer of the Corporation, the Chief Operating Officer shall have general charge of the day-to-day activities of the Corporation as it involves merchandising, store operations and support services operations.

E.           Vice Presidents.  The Corporation may have one or more Vice Presidents.  Each such Vice President shall have such powers and perform such duties as may be assigned by the Board of Directors or the Chief Executive Officer of the Corporation.

F.           Secretary.

(i)           The Secretary shall keep the minutes of the meetings of the Board of Directors and Committees of the Board and of the shareholders in appropriate books.

(ii)           The Secretary shall attend to the giving of notice of special meetings of the Board of Directors and of all the meetings of the shareholders of the Corporation.

(iii)           The Secretary shall be custodian of the records and seal of the Corporation and shall affix the seal to the certificates representing shares and other corporate papers, when required.

(iv)           The Secretary shall keep at the principal office of the Corporation a book or record containing the names, alphabetically arranged, of all persons who are shareholders of the Corporation, showing their places of residence, the number and class of shares held by them and the dates when they became the owners of record thereof.  The Secretary shall keep such book or record and the minutes of the proceeding of its shareholders open daily during the usual business hours for inspection, within the limits prescribed by law, by any person duly authorized by law to inspect such records.  At the request of the person entitled to an inspection thereof, he or she shall prepare and made available a current list of the officers and Directors of the Corporation and their residence addresses.

(v)           The Secretary shall attend to all correspondence and present to the Board of Directors at its meeting all official communications received by him/her.

(vi)           The Secretary shall perform all duties incident to the office of Secretary of the Corporation.

G.           Treasurer.

(i)           The Treasurer shall have the care and custody of and be responsible for all the funds and securities of the Corporation, and shall deposit such funds and securities in the name of the Corporation in such banks or safe deposit companies as the Board of Directors may designate.

(ii)           The Treasurer shall make, sign and endorse in the name of the Corporation all checks, drafts, notes and other orders for the payment of money, and pay out and dispose of such under the direction of the Chief Executive Officer or the Board of Directors.

(iii)           The Treasurer shall keep at the principal office of the Corporation accurate books of accounts of all its business and transactions and shall at all reasonable hours exhibit books and accounts to any Director upon application at the office of the Corporation during business hours.

(iv)           The Treasurer shall render a report of the condition of the finances of the Corporation at each regular meeting of the Board of Directors and at such other times as shall be required of him or her, and he or she shall make a full financial report at the Annual Meeting of the Shareholders.

(v)           The Treasurer shall further perform duties incident to the office of the Treasurer of the Corporation.

(vi)           If required by the Board of Directors, the Treasurer shall give such bond as it shall determine appropriate for the faithful performance of his or her duties.

H.           Other Officers.  Other officers shall perform such duties and have such powers as may be assigned to them by the Chief Executive Officer and approved by the Board of Directors.

Section 6.      Vacancies.  All vacancies in any office shall be filled by the Board of Directors, either at regular meetings or at a meeting specifically called for that purpose.

Section 7.      Compensation of Officers.  The compensation of each officer shall be such as the Board of Directors may, from time to time, determine.

ARTICLE IV

Corporate Seal

Section 1.      Corporate Seal.  The corporate seal shall have inscribed thereon the name of the Corporation, the year of its incorporation and the words “Corporate Seal” and “New York” and shall be in such form and contain such other words and/or figures as the Board of Directors shall determine.

ARTICLE V

Indemnification

Section 1.      Indemnification; Third Party Actions.  Except to the extent expressly prohibited by the New York Business Corporation Law, the Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the Corporation to procure a judgment in its favor), whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, trustee, officer or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines and amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred as a result of such action, suit or proceeding, or appeal therein, if such director, officer or employee acted in good faith for a purpose which he or she reasonably believed to be in the best interest of the Corporation and, in a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, provided that no such indemnification shall be made to any such person if it is established that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or if he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.  No such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceeding unless the Corporation has given its prior consent thereto.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith.

Section 2.      Derivative Actions.  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to an action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, or in connection with an appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in the best interests of the Corporation, except that no indemnification shall be made to any such person if it is established that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or if he or she gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Section 3.      Payment of Indemnification.  A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding, shall be entitled to indemnification as provided in Section 1 or 2 above.  In all other instances, any indemnification, unless ordered by a court, shall be made by the Corporation only if authorized in the specific case:

(a)          By the Board acting by a quorum consisting of directors who were not parties to such action or proceeding upon a finding that the person seeking indemnification has met the standard of conduct set forth in Section 1 or 2 above; or

(b)          If a quorum under (a) above is not obtainable or, even if obtainable, a quorum of disinterested directors so directs:

(i)          By the Board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in Section 1 or 2 above has been met by the person seeking indemnification, or

(ii)          By the shareholders upon a finding that the person seeking indemnification has met the applicable standard of conduct.

Section 4.      Serving an Employee Benefit Plan.  For the purposes of this Article V, the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance of such person of his or her duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; and excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines.

Section 5.      Advance Payment of Expenses.  Expenses incurred by a person in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if or to the extent that he or she is not entitled to be indemnified by the Corporation pursuant to this Article V or as otherwise authorized by law; provided, however, that such person shall cooperate in good faith with any request of the Corporation that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.

Section 6.      Insurance.  Except to the extent expressly prohibited by the New York Business Corporation Law, the Corporation, at its expense, may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such.

Section 7.      Continuation of Rights.  The indemnification and advancement of expenses provided by or granted pursuant to this Article V shall continue as to any person who has ceased to be a director, officer or employee of the Corporation, and shall inure to the benefit of the heirs, executors and administrators of such person.

Section 8.      Contractual Provision for Indemnification.  All rights to indemnification and advancement of expenses under this Article V shall be deemed to be provided by contract between the Corporation and each person seeking indemnification, and each such person shall be deemed to have acted and served in reliance thereon.

Section 9.      Authority for Other Indemnification; Non-Exclusivity.  The Corporation is authorized to enter into agreements with, and the Board of Directors is authorized to adopt resolutions for the benefit of, any person who is or was a director, officer, employee, trustee or agent of the Corporation or serves or served in any such capacity for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the request of the Corporation, extending rights to indemnification and advancement of expenses to such person to the fullest extent permitted by applicable law, but the failure to enter into any such agreement or to adopt any such resolution shall not affect or limit any rights of such person pursuant to this Article V.  Nothing in this Article V shall limit or affect any right of any person otherwise than hereunder to indemnification or expenses, including attorneys' fees, under any statute, rule, regulation, resolution, agreement, insurance policy, contract or otherwise.

Section 10.      Retroactivity; Rescission.  The right to be indemnified or to the reimbursement or advancement of expenses pursuant to this Article V is intended to be retroactive and shall be available with respect to events or acts occurring prior to the adoption hereof, and any repeal or modification of any provisions of this Article V shall not diminish or adversely affect any such right of any person with respect to any events or acts occurring prior to such repeal modification.

ARTICLE VI

Shares

Section 1.      Certificates.  The shares of the Corporation will be represented by certificates, shall set forth thereon the statements prescribed by Section 508 of the New York Business Corporation Law and shall be signed by the Chief Executive Officer or the Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, and sealed with the seal of the Corporation or a facsimile.  The certificates shall be numbered consecutively and in the order in which they are issued.  They shall be bound in a book and shall be issued in consecutive order therefrom.  The certificates shall bear the registered holder’s name, the number and class of shares represented thereby, the date of issue, the par value of such shares, or that they are without par value.

The Corporation may issue a new certificate for shares in place of any certificate theretofore issued by it, alleged to have been lost or destroyed, and the Board of Directors may require the owner of any lost or destroyed certificate or his or her legal representative to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss or destruction of any such certificate or the issuance of any such new certificate.

The Corporation may issue certificates for fractions of a share where necessary to effect transactions authorized by the New York Business Corporation Law which shall entitle the holder, in proportion to his or her fractional holdings, to exercise voting rights, receive dividends and participate in liquidating distributions; or it may pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined.

Section 2.      Subscriptions.  Subscriptions to the shares shall be paid at such times and in such installments as the Board of Directors may determine.  If default shall be made in the payment of any installment as required by such resolution, the Board of Directors may declare the shares and all previous payments thereon forfeited by the use of the Corporation, in the manner prescribed by statute.  Except for the Employee Stock Option Plan participants, individuals seeking to subscribe to shares for the first time shall be required to make a minimum purchase of shares having a value of at least $2,500.00.

Section 3.      Transfer of Shares.  Upon compliance with provisions restricting the transferability of shares, the shares of the Corporation shall be assignable and transferable only on the books and records of the Corporation by the registered owner, or by his or her duly authorized attorney, upon surrender of the certificate duly and properly endorsed with proper evidence of authority to transfer.  The Corporation shall issue a new certificate for the shares surrendered to the person or persons entitled thereto.

Section 4.      Return Certificates.  All certificates for shares changed or returned to the Corporation for transfer shall be marked by the Secretary “Cancelled,” with the date of cancellation, and the transaction shall be immediately recorded in the certificate book opposite the memorandum of their issue.  The return certificate may be inserted in the certificate book.

Section 5.      Stock Restriction.  No present or future shareholder of the Corporation, or his or her executor, administrator or personal representative, shall encumber or dispose of the stock of the Corporation which he or she now owns or may hereafter acquire, except as follows:

A.           Any such shareholder may transfer any part or all of such stock by testate direction or intestate distribution at the time of his or her death to or for the benefit of any person or persons, or by gift to, or in trust for the benefit of, himself or herself, spouse, parent or parents, or of any descendant or descendants of his or hers.  In case of any such transfer, the legatees, heirs, next of kin, donees or other transferees shall receive and hold such stock subject to the restrictions or encumbrances and disposition set forth in this Section of the By-Laws.

B.           Any such shareholder who desires to sell all or any part of such stock shall first offer in writing such stock for sale to the Corporation.  Such offer shall be at the same price and upon the same terms offered to such shareholder by a bona fide prospective purchaser of such shares, provided, however, should the prospective purchaser’s offer include stock or other securities of the prospective purchaser, then the offer shall be deemed to be an all cash offer, to include the fair market value of such stock or other securities as reasonably determined by the Corporation.  The Corporation shall have the option, for sixty (60) days after its receipt of such written offer, to accept such offer.  If, within such sixty (60) day period, the Corporation shall fail to accept such offer in its entirety, its option hereunder as to such offer shall terminate.  Thereupon, immediately following the termination of said offer as to the Corporation, the said same offer shall be deemed, without further writing, to have been renewed and reinstated as to such of the other shareholders of the Corporation then employed by the Corporation and to the Employee Stock Ownership Plan of the Corporation as then in effect, who shall have the option, for thirty (30) days after the termination of the Corporation’s option, to purchase any part or all of the stock which the offering shareholder desires to sell, upon the same terms as such shares were offered or were deemed to have been offered to the Corporation.  If more than one shareholder desires to exercise such option, they may exercise such option in such proportion between themselves as they may agree, and if they do not so agree, then each of them who wishes to purchase shares shall have the right to purchase a portion of such shares as corresponds to a fraction in which the numerator is the number of shares then owned by such shareholder and the denominator is the total number of shares then owned by all shareholders who wish to purchase shares.

If the option is not exercised within the aforesaid thirty (30) days period, then the shareholder so desiring to sell part or all of his or her stock shall have the right, for a period ending on the thirtieth day after the expiration of the aforesaid thirty (30) day period, to sell such stock to, and only to, the aforesaid bona fide prospective purchaser in the same quantity, at the same price and upon the same terms as were offered to the Corporation and/or the employed shareholders.  Upon the expiration of such thirty (30) day period, if such shareholder does not sell such stock, all of the restrictions imposed by this Section of the By-Laws shall apply to all of the stock owned by such shareholder.

Section 6.      Purchase of Corporation’s Own Shares.  The Corporation shall have the power to purchase its own shares for any of the purposes listed below if, after such purchase, its assets will not be less than its liabilities plus stated capital:

A.           To retire its redeemable shares;

B.           To collect or compromise a debt;

C.           To settle or compromise a share subscription;

D.           To obtain shares for offerings and sale to, or for the granting of options to, the employees of the Corporation under any plan adopted by the directors for that purpose;

E.           To avoid the issuance of or to eliminate fractional shares;

F.           To perform an agreement with any person who purchases shares from the Corporation under an agreement reserving to the Corporation the right the repurchase or obligating it to repurchasing such shares;

G.           To perform an agreement with any shareholder giving the Corporation the right to repurchase the shares on the shareholder’s death or on the happening of any other event set out in such agreement;

H.           OMITTED;

I.           To pay a shareholder who, by reason of dissent, is entitled to be paid the fair value of his or her shares pursuant to Section 910 of the New York Business Corporation Law; and

J.           To purchase shares when granted such right by this Article VI of the Corporation’s By-Laws.

Section 7.      Employees’ Stock.  Any shares of stock of the Corporation authorized or hereafter increased or created may be issued or purchased and sold, from time to time, by the Corporation, under authority or with the approval of the Board of Directors, to any or all of the employees, including officers and directors, of the Corporation or of any corporation or association in which or in the welfare of which the Corporation shall have any interest, and those actively engaged in the conduct of the business of the Corporation, or to a trustee or trustees on their behalf, on such basis of classification and eligibility, with payment at such price, at one time, or in such installments and with such credits, contributions, compensation for services or otherwise, and on such other terms and conditions as may be determined, from time to time, by the Board of Directors.

Section 8.      Transfer of Shares – Death.  In the event of the death of the holder of any shares of the Corporation, the Corporation is hereby given an option, for a period of three (3) months from the date of appointment of a legal representative of the estate of the shareholder dying, to purchase from the estate of such shareholder all or any part of such shares at a price equal to the value of such shares as determined by an outside independent appraisal of such shares as of the close of business on the last day of the calendar quarter ending prior to the calendar quarter in which the death of the shareholder occurs.  Said option may be exercised by notice in writing mailed to said deceased shareholder at the person’s last known address, that is as it appears on the records of the Corporation, and/or to his or her legal representative.  If the Corporation shall fail to exercise said option to purchase, the estate of the deceased shareholder shall be free to sell any or all of said shares, provided, however, that the shares shall be disposed of in accordance with the provisions of Section 5 of this Article.

Section 9.      OMITTED.

Section 10.      Payment.  All payments for shares purchased by the Corporation pursuant to the exercise of options described in Sections 8 and 9 of this Article shall be made at the principal offices of the Corporation in the Village of Gouverneur, St. Lawrence County, New York, by certified or bank cashier’s check upon delivery of the certificate or certificates for the shares purchased endorsed in proper form for transfer on the books of the Corporation, with transfer tax stamps affixed as required by law and, if required, due proof of authorization by the legal representative of the shareholder attached.

Section 11.      Notice to Shareholders.  All certificates for shares of the Corporation shall note conspicuously the provisions of Article VI, Sections 8 and 9 of these By-Laws in respect to the sale and transfer thereof.  Said certificates shall be endorsed with the words: “The shares of stock represented by the certificate are subject to restrictions on transfer contained in the By-Laws and may not be transferred except in compliance with these restrictions.  Any attempt to make a voluntary inter vivos transfer of stock represented by this certificate that would violate said By-Laws is void.  A copy of the By-Laws are on file at the office of the Corporation.”  No transfers of shares shall be recorded upon the books of the Corporation until effected in accordance with the provisions of these By-Laws.  By acceptance of the stock certificate representing shares of this Corporation’s capital stock, the shareholder agrees with the Corporation and with each other holder of capital stock, in consideration of owning said stock, to the conditions and restrictions set forth in Article V herein.

Section 12.      Legend.  In addition to the endorsement set forth in Article VI, Section 11, each certificate for shares of the Corporation shall be endorsed with the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL (WHICH MAY BE COUNSEL TO THE COMPANY) SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

ARTICLE VII

Dividends

Section 1.      Declaration of Dividends.  The Board of Directors, at any regular or special meeting, may declare dividends payable out of the surplus of the Corporation whenever, in the exercise of its discretion, it may deem such declaration advisable.  Such dividends may be paid in cash, property or shares of the Corporation.

ARTICLE VIII

Bills, Notes, Etc.

Section 1.      Execution.  All bills payable, notes, checks, drafts, warrants or other negotiable instruments of the Corporation shall be made in the name of the Corporation and shall be signed by such officer or officers as the Board of Directors shall, from time to time, by resolution direct.

No officers or agents of the Corporation, either singly or jointly with others, shall have the power to make any bill payable, note, check, draft or warrant or other negotiable instrument, or endorse same in the name of the Corporation, or contract or cause to be contracted any debt or liability in the name and on behalf of the Corporation, except as hereby expressly prescribed and provided.

ARTICLE IX

Offices

Section 1.      Offices.  The principal office of the Corporation shall be located in the Village of Gouverneur, County of St. Lawrence, State of New York.  The Board of Directors may change the location of the principal office of the Corporation and may, from time to time, designate other offices, within or without the State of New York, as the business of the Corporation may require.

ARTICLE X

Amendments

Section 1.      Manner of Amending.  Except as herein provided, these By-Laws may be altered, amended, repealed or added to by the affirmative vote of the holders of a majority of the shares entitled to vote in the election of any Director at an Annual Meeting or at a Special Meeting called for that purpose, provided that a written notice shall have been sent to each shareholder of record entitled to vote at such meeting at his or her last known post office address at least ten (10) days before the date of such Annual or Special Meeting, which notice shall state the alterations, amendments, additions, or changes which are proposed to be made in such By-Laws.  Only such changes  shall be made as have been specified in the notice.  The By-Laws may also be altered, amended, repealed or new By-Laws adopted by the Board by a vote of a majority of directors present at the time of the vote, a quorum being present.  By-Laws adopted by the Board may be altered, amended or repealed by the shareholders.

ARTICLE XI

Waiver of Notice

Section 1.      Authority to Waive Notice.  Whenever, under the provisions of these By-Laws or any statute, any shareholder or director is entitled to notice of any regular or special meeting or of any action to be taken by the Corporation, such meeting may be held or such action may be taken without the giving of such notice, provided every shareholder or director entitled to such notice in writing waives the requirements of these By-Laws in respect thereto.

ARTICLE XII

Miscellaneous

Section 1.      Tender Offer.  If any person, firm or corporation, hereinafter referred to as the Tender Offeror, or any person, firm or corporation controlling the Tender Offeror, controlled by the Tender Offeror, or under common control with the Tender Offeror, or any group which the Tender Offeror or any of the foregoing persons, firms or corporations are members, or any other group controlling the Tender Offeror, controlled by the Tender Offeror, or under common control with the Tender Offeror, owns, of record, or owns beneficially, directly or indirectly, more than 10 percent of any class of equity security of this Corporation, then any merger or consolidation of the Corporation with the Tender Offeror, or any sale, lease or exchange of substantially all of the assets of this Corporation or the Tender Offeror to the other may not be effected unless a meeting of the shareholders of this Corporation is held to act thereon and the votes of the holders of voting securities of this Corporation representing not less than 80 percent of the votes entitled to vote thereon vote in favor thereof.  As used herein, the term group includes persons, firms and corporations acting in concert, whether or not as a formal group, and the term equity security means any share or similar security; or any security convertible, with or without consideration, into such a security, or carrying any warrant to subscribe to or purchase such a security; or any warrant or right.  The aforementioned 80 percent vote requirement shall not apply to any merger or consolidation of the Corporation, or any sale, lease or exchange of substantially all of the assets of the Corporation which is approved by a majority of the Continuing Directors; such determination shall be made by a majority of the Continuing Directors even if such majority does not constitute a quorum of the members of the Board of Directors then in office.  For purposes of this Section, a “Continuing Director” shall mean a member of the Board of Directors who is not affiliated with the Tender Offeror and was a member of the Board of Directors prior to the time the Tender Offeror acquired the last shares of the equity securities of the Corporation needed to exceed ownership of 10 percent of the equity securities of the Corporation or a person recommended to succeed a Continuing Director by a majority of Continuing Directors.  The foregoing provision is in addition to the requirements of the New York State Business Corporation Law and may not be amended or repealed without a 66 2/3 percent vote of the shareholders of this Corporation.

Section 2.      Other Considerations.  The Board of Directors, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with another corporation, or (c) purchase, lease or otherwise acquire all or substantially all of the property of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, consider all of the following factors and any other factors it deems relevant:

(i)           the social and economic effects on the employees, customers, suppliers and other constituents of the Corporation and on the communities in which the Corporation operates or is located;

(ii)           whether the proposed transaction might violate federal or state laws; and

(iii)           not only the consideration being offered in the proposed transaction in relating to the then current market price for the outstanding capital stock of the Corporation, but also to the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part and the Corporation’s future value as an independent entity.